EXHIBIT 19.2























                The Financial Statements for the 401(k) Stock Purchase Plan
                        for Employees of Cullen/Frost Bankers, Inc.


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401(k) Stock Purchase Plan for the Employees of
Cullen/Frost Bankers, Inc. and Its Affiliates

Financial Statements and Supplemental Schedules

Years Ended December 31, 1999 and 1998 with Report of Independent Auditors


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               401(k) Stock Purchase Plan for the Employees of
                Cullen/Frost Bankers, Inc. and Its Affiliates

                            Financial Statements
                         and Supplemental Schedules


                    Years Ended December 31, 1999 and 1998



                                Contents

Report of Independent Auditors...............................................1


Financial Statements

Statements of Net Assets Available for Benefits..............................3
Statements of Changes in Net Assets Available for Benefits...................4
Notes to Financial Statements................................................5


Supplemental Schedules

Schedule H, Line 4i - Schedule of Assets Held for Investment Purposes
   at End of Year...........................................................12
Schedule H, Line 4j - Schedule of Reportable Transactions...................14

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                            Supplemental Schedules




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                         Report of Independent Auditors



Compensation and Benefits Committee of the 401(k) Stock Purchase Plan for the Employees of
   Cullen/Frost Bankers, Inc. and Its Affiliates
San Antonio, Texas

We have audited the accompanying statements of net assets available for benefits of the 401(k) Stock Purchase Plan for the Employees of Cullen/Frost Bankers, Inc. and Its Affiliates as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1999 and 1998, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes at end of year as of December 31, 1999, and reportable transactions for the year then ended, are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by

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Compensation and Benefits Committee of the
   401(k) Stock Purchase Plan for the Employees of
   Cullen/Frost Bankers, Inc. and Its Affiliates



the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.


                                          /s/ERNST & YOUNG LLP

San Antonio, Texas
June 7, 2000

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             401(k) Stock Purchase Plan for the Employees of
              Cullen/Frost Bankers, Inc. and Its Affiliates

             Statements of Net Assets Available for Benefits


                                                      December 31
                                                1999               1998
                                          ------------------------------------
Assets
Investments, at fair value                $  122,722,872       $   115,158,797
Cash equivalents                                  15,041                     -
Receivables:
  Employer contributions                         208,794               149,831
  Participants' contributions                    272,256               234,441
  Interest                                           997                   267
                                         ---------------------------------------
Net assets available for benefits         $  123,219,960       $   115,543,336
                                         =====================================



See accompanying notes


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            401(k) Stock Purchase Plan for the Employees of
             Cullen/Frost Bankers, Inc. and Its Affiliates

       Statements of Changes in Net Assets Available for Benefits


                                                Year Ended December 31
                                                 1999             1998
                                            ------------------------------
Additions to net assets attributed to:
Investment activities:
  Interest                                  $    304,440     $    328,202
  Dividends                                    4,364,761        2,668,772
  Net depreciation in
     fair value of investments                (3,651,850)      (3,897,172)
                                            ------------------------------
                                               1,017,351         (900,198)

Contributions:
  Employer                                     5,049,351        3,024,548
  Participants                                 8,350,077        5,398,984
                                            ------------------------------
Total additions                               14,416,779        7,523,334

Deductions from net assets attributed to:
  Benefits paid to participants                9,350,058        5,035,600
                                            ------------------------------
Net increase                                   5,066,721        2,487,734

Transfer of funds due to plan merger           2,609,903                -

Net assets available for benefits at
  beginning of year                          115,543,336      113,055,602
                                            ------------------------------
Net assets available for benefits at
  end of year                               $123,219,960     $115,543,336
                                            ==============================



See accompanying notes.

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              401(k) Stock Purchase Plan for the Employees of
               Cullen/Frost Bankers, Inc. and Its Affiliates

                       Notes to Financial Statements

                        December 31, 1999 and 1998


1.  Significant Accounting Policies

The accounting records of the 401(k) Stock Purchase Plan for the Employees of Cullen/Frost Bankers, Inc. and Its Affiliates (the Plan) are maintained on the accrual basis of accounting.

The Plan's investments are held in common stock of Cullen/Frost Bankers, Inc.
(CFBI) and several mutual fund options, which are stated at fair value based on quoted market prices on the valuation date. Changes in fair market value and gains and losses on the sale of investment securities are reflected in the statements of changes in net assets available for benefits as net appreciation (depreciation) in fair value of investments. Money market investments and loans to participants are valued at cost, which approximates fair value.

Administrative expenses of the Plan are paid by CFBI.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain prior year balances have been reclassified to conform to the current year presentation.

During the second quarter of 1999, CFBI declared and distributed a two-for-one stock split. As such, the number of shares outstanding at December 31, 1998 have been restated.

2.  Description of the Plan

The following is a general description of the Plan. Participants should refer to the plan agreement for a more complete description of the Plan's provisions.


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               401(k) Stock Purchase Plan for the Employees of
                Cullen/Frost Bankers, Inc. and Its Affiliates

                  Notes to Financial Statements (continued)

                        December 31, 1999 and 1998


2.  Description of the Plan (continued)

General

The Plan is a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code (IRC) and covers full-time employees who complete 90 days of service and part-time employees who complete 90 days of service and are scheduled to work more than 1,000 hours in a year. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Plan Amendment

Effective January 1, 1999, the Plan was amended to reflect the adoption of the safe harbor methods for satisfying the nondiscrimination tests required by the IRC. As such, full vesting was provided for all accounts, and the CFBI match is no longer discretionary.

Contributions and Investment Options

Participants may contribute an amount not less than 2% and not exceeding 16% of their compensation, limited by 401(k) regulations, and may direct investments of their accounts into various investment options offered by the Plan. Participants are able to invest their contributions in these funds in 1% increments. CFBI matches 100% of the participants' contributions up to 6% of the participants' compensation. The match is invested in the common stock of CFBI.

Participant Accounts

Each participant's account is credited with the participant's contributions and allocations of (a) CFBI's contributions and (b) plan earnings. Forfeited balances of terminated participants' nonvested accounts are used to restore forfeitures of reemployed participants, pay administrative expenses to the extent not paid by CFBI, or reduce future company contributions. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.


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               401(k) Stock Purchase Plan for the Employees of
                Cullen/Frost Bankers, Inc. and Its Affiliates

                   Notes to Financial Statements (continued)

                          December 31, 1999 and 1998


2.  Description of the Plan (continued)

Vesting

Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Participants employed prior to January 1, 1991 are 100% vested in their employer contributions. Participants employed after December 31, 1990 vest in their employer contributions at 20% per year with 100% vesting occurring after completion of five years of service, upon death or disability, or when the participant reaches age 65. Effective January 1, 1999, participants are fully vested in all contributions in their participant accounts. Participants who terminated employment prior to January 1, 1999 remain subject to the five years of service for 100% vesting.

Participant Loans

Participants may borrow from their fund accounts a minimum of $500 up to a maximum of $50,000 or 50% of their account balance, reduced by the highest amount of any loan outstanding within the previous twelve months. Loan transactions are treated as a transfer from (to) the investment fund to (from) the loan fund. Loan terms range from 1 to 5 years or up to 30 years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates. Principal and interest are paid ratably through semimonthly payroll deductions. Subject to Internal Revenue Service (IRS) limitations, participants may make hardship withdrawals from a portion of their 401(k) contributions to pay for an immediate and heavy financial need. Participant loans are stated at cost which approximates fair value.

Payment of Benefits

Upon normal retirement at age 65, or in the event of death or disability, a participant will receive a lump-sum payment of his (her) account in the Plan and all amounts which have been allocated to his (her) plan account. Distribution of a participant's account must occur no later than April of the calendar year after the participant reaches age 70 1/2. In the event of termination of employment with the employer for any other reason, the participant is entitled to the vested portion of his (her) account in the Plan and all vested amounts which have been allocated to his (her) plan account.


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               401(k) Stock Purchase Plan for the Employees of
                Cullen/Frost Bankers, Inc. and Its Affiliates

                  Notes to Financial Statements (continued)

                         December 31, 1999 and 1998


2.  Description of the Plan (continued)

Plan Termination

Although it has not expressed any intent to do so, CFBI has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become 100% vested in their accounts.

3.  Benefits Payable to Terminated Participants

At December 31, 1999, there were 5 terminated participants in the Plan who had requested a distribution entitled to aggregate vested benefits totaling $25,223 in cash disbursements and 390 shares of CFBI common stock, or $10,045, applying the fair market value of the stock of $25.75 per share at December 31, 1999. At December 31, 1998, there were 23 terminated participants in the Plan who had requested a distribution entitled to aggregate vested benefits totaling $102,522 in cash distributions and 3,066 shares of CFBI common stock, or $84,123, applying the fair market value of the stock of $27.43 per share at December 31, 1998.

4.  Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                       December 31
                                                  1999               1998
                                              ----------------------------------
Net assets available for benefits per the
    financial statements                      $  123,219,960     $  115,543,336
Amounts allocated to withdrawing
    participants                                     (35,268)          (186,645)
                                              ----------------------------------
Net assets available for benefits per the
    Form 5500                                 $  123,184,692     $  115,356,691
                                              ==================================

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               401(k) Stock Purchase Plan for the Employees of
                Cullen/Frost Bankers, Inc. and Its Affiliates

                  Notes to Financial Statements (continued)

                          December 31, 1999 and 1998


4.  Form 5500 (continued)

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

                                                    Year Ended December 31
                                                   1999                 1998
                                             -----------------------------------
Benefits paid to participants per the
    financial statements                       $  9,350,058        $ 5,035,600
Add: Amounts allocated to withdrawing
    participants at the end of the year              35,268            186,645
Less: Amounts allocated to withdrawing
    participants at the end of the prior year      (186,645)          (398,667)
                                             -----------------------------------
Benefits paid to participants per the
    Form 5500                                  $  9,198,681        $ 4,823,578
                                             ===================================

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31 but not yet paid as of that date.

5.  Income Tax Status

The Plan has received a determination letter from the IRS dated October 26, 1996, stating that the Plan is qualified under Section 401(a) of the IRC and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the IRC and, therefore, believes the Plan is qualified and the related trust is tax-exempt.


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               401(k) Stock Purchase Plan for the Employees of
                Cullen/Frost Bankers, Inc. and Its Affiliates

                  Notes to Financial Statements (continued)

                           December 31, 1999 and 1998


6.  Investments

The following presents investments that represent 5% or more of the Plan's net assets:

                                                          December 31
                                                    1999              1998
                                               --------------------------------
     Cullen/Frost Bankers, Inc. common stock,
        3,170,890 shares and 2,992,034 shares,
        respectively                            $ 81,650,418*     $ 82,223,198*

     Fidelity Money Market                         6,473,812         6,396,502

     Fidelity Advisor Growth Opportunities Fund   10,701,636         8,021,620

     Optimum Mix/Total Return Portfolio                    -         5,989,919

     Participant loans                             7,913,782         6,903,667

     * Includes both participant-directed and nonparticipant-directed.

During 1999, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $3,651,850, as follows:

     Mutual funds                                                 $  2,781,999
     Common stock                                                   (6,433,849)
                                                                  -------------
                                                                  $ (3,651,850)
                                                                  =============

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               401(k) Stock Purchase Plan for the Employees of
                Cullen/Frost Bankers, Inc. and Its Affiliates

                 Notes to Financial Statements (continued)

                        December 31, 1999 and 1998


7.  CFBI Stock Fund

Information about the net assets and the significant components of the changes in net assets relating to the CFBI Stock Fund is as follows:

                                                           December 31
                                                     1999            1998
                                              ---------------------------------
Net assets:
  Cullen/Frost Bankers, Inc. common stock        $ 81,650,418    $ 82,223,198



                                                                   Year Ended
                                                                  December 31
                                                                      1999
                                                                  -------------
Changes in net assets:
  Contributions                                                  $   5,049,351
  Dividends                                                          2,106,204
  Net depreciation                                                  (6,433,849)
  Benefits paid to participants                                     (3,494,292)
  Transfers from participant-directed investments                    2,199,806
                                                                 --------------
                                                                 $    (572,780)
                                                                 ==============

8.  Plan Merger

During 1998, CFBI acquired Harrisburg Bank. As a result of this acquisition, assets from the Harrisburg Bank Thrift Plan were merged into the Plan during 1999.

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               401(k) Stock Purchase Plan for the Employees of
                 Cullen/Frost Bankers, Inc. and Its Affiliates
                    EIN: 74-1751768      Plan No.: 003

       Schedule H, Line 4i - Schedule of Assets Held for Investment Purposes
                                 at End of Year

                              December 31, 1999




                           Description of Investment,
                            Including Maturity Date,
   Identity of Issue,          Rate of Interest,
   Borrower, Lessor,          Collateral, Par or                        Current
   or Similar Party             Maturity Date            Cost            Value
--------------------------------------------------------------------------------
*Cullen/Frost Bankers, Inc.   Common stock
                               3,170,890 shares      $ 53,842,402   $ 81,650,418

Fidelity Money Market         Money market deposit
  Fund                         account                   **            6,473,812

*Participant loans            Interest accrued at Frost
                              National Bank prime
                              rate, varying maturity
                              dates, 8.25% - 8.50%
                              charged during 1999        **            7,913,782

Templeton Growth Fund         Mutual fund                **            5,124,614

Fidelity Advisor Growth
    Opportunities Fund        Mutual fund                **           10,701,636

*Frost EB Low Duration
    Bond Fund                 Mutual fund                **              793,514

*Frost EB Fixed Income
    Fund                      Mutual fund                **            3,748,362

*CFBI Liquidity Fund          Mutual fund                **               31,571

*Frost EB Large Cap Core
    Fund                      Mutual fund                **            3,981,300

Lord Abbett Dev. Growth
    Fund                      Mutual fund                **              427,294


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               401(k) Stock Purchase Plan for the Employees of
                Cullen/Frost Bankers, Inc. and Its Affiliates
                       EIN: 74-1751768     Plan No.: 003

       Schedule H, Line 4i - Schedule of Assets Held for Investment Purposes
                              at End of Year (continued)

                                December 31, 1999



                         Description of Investment,
                         Including Maturity Date,
   Identity of Issue,       Rate of Interest,
   Borrower, Lessor,       Collateral, Par or                           Current
   or Similar Party          Maturity Date             Cost             Value
-------------------------------------------------------------------------------
Fidelity Advisor Equity
   Income Fund             Mutual fund                  **        $     761,838

*Frost EB Small Cap
   Value Fund              Mutual fund                  **              378,155

Invesco Blue Chip Fund     Mutual fund                  **              736,576
                                                                   ------------
                                                                   $122,722,872
                                                                   ============

*  Denotes party-in-interest
**Historical cost is not required, participant-directed investment.

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               401(k) Stock Purchase Plan for the Employees of
                Cullen/Frost Bankers, Inc. and Its Affiliates
                       EIN: 74-1751768     Plan No.: 003

         Schedule H, Line 4j - Schedule of Reportable Transactions

                       Year Ended December 31, 1999


                                Description of                                               Current Value
                          Asset (Including Interest                                           of Asset on
     Identity of               Rate and Maturity        Purchase     Selling      Cost of     Transaction   Net Gain
   Party Involved*             in Case of a Loan)        Price        Price        Asset         Date       or (Loss)
---------------------------------------------------------------------------------------------------------------------
Category (iii) - Series of
Securities Transactions
                         **Common stock:
                           Cullen/Frost Bankers, Inc. $14,916,799  $         -  $14,916,799  $14,916,799  $        -
                           Cullen/Frost Bankers, Inc.           -   11,108,000   18,408,096   11,108,000  (7,300,096)



There were no Category (i),
 (ii), or (iv) transactions
 during the year ended
 December 31, 1999.

* All transactions on market.
**Includes both participant-directed and nonparticipant-directed.
